KIRBY CORPORATION

Contact: Kurt Niemietz

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES BOARD APPROVAL FOR AUTHORIZATION TO REPURCHASE UP TO EIGHT MILLION SHARES

Houston, Texas (September 8, 2025) – Kirby Corporation (“Kirby”) (NYSE: KEX), today announced that its Board of Directors has approved a new share repurchase authorization for up to eight million additional shares of the Company’s common stock. The action reflects the confidence in Kirby’s commercial and operational execution focused on delivering consistent and sustainable free cash flow generation in dynamic market conditions and reaffirms the Company’s capital allocation priorities of pursuing inland marine acquisitions, investing in new growth areas like power generation, and returning capital to shareholders.

This authorization is in addition to the previously announced five million share repurchase authorization of which approximately 0.8 million shares remained available for repurchase as of September 5, 2025. With the new share repurchase authorization, approximately 8.8 million shares are authorized for repurchase by the Company.

“The additional share repurchase authorization reflects confidence in the ultimate earnings power of our company and our ability to consistently generate strong free cash flow,” said Chief Executive Officer David Grzebinski. “We remain committed to our long-term capital allocation strategy that includes returning free cash flow to shareholders over time.”

The Board’s authorization permits the Company to make purchases of its common stock from time to time in the open market, through privately negotiated transactions, block transactions or by other means, including Rule 10b5-1 trading plans, subject to market and other conditions, up to the aggregate amount authorized by the Board. The Board’s authorization has no expiration date.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2024.

55 Waugh Drive Suite 1000 P. O. Box 1745 Houston, Texas 77251 713-435-1000 Fax 713-435-1010

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market services and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units, electric power generation equipment, and specialized electrical distribution and control equipment for oilfield service, railroad and other industrial customers.